SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [   ]
Filed by a Party other than the Registrant [X]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material under Rule 14a-12

BANCORP RHODE ISLAND, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Daniel J. Mullane
                    John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by PL Capital Group

        On February 5, 2008, PL Capital Group issued a press release announcing its intent to nominate Daniel J. Mullane, Richard J. Lashley and John W. Palmer to serve as directors of Bancorp Rhode Island, Inc. A copy of the press release follows as part of this filing under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

PL CAPITAL ANNOUNCES INTENT TO NOMINATE THREE OUTSIDE DIRECTORS TO THE BOARD OF BANCORP RHODE ISLAND, INC.

Naperville, IL February 5, 2008 /PR Newswire/ — On February 4, 2008, PL Capital Group principal Richard Lashley submitted a notice of intent to nominate Daniel J. Mullane, himself, and fellow PL Capital Group principal John W. Palmer to serve as nominees for director at the 2008 annual meeting of Bancorp Rhode Island, Inc. (NASDAQ: BARI). The PL Capital Group beneficially owns 387,920 shares of Bancorp Rhode Island (Bancorp RI), approximately 8.5% of the outstanding common stock.

PL Capital Group principal John Palmer noted, “We are extremely pleased to add Daniel Mullane to the PL Capital Group slate. Mr. Mullane was the former Chairman, Chief Executive Officer and President of The Advest Group Inc., a New England based NYSE member firm with brokerage and trust banking operations. During his 15 years at Advest, he was instrumental in growing Advest’s customer service capabilities, revenue and profitability.”

Mr. Mullane added, “I believe I fully understand, and know how to meet, the challenges of growing a financial services organization in New England, including meeting the financial services needs of individuals and businesses, while enhancing the profitability and value of the organization. Bancorp RI faces many of the same opportunities and challenges I faced at Advest. I also understand the strategic alternatives that every board of directors must periodically consider.”

The PL Capital Group will file a proxy statement detailing its reasons for pursuing board seats in opposition to the management of Bancorp RI, which will include among other things the following concerns and observations:

•	Bancorp RI’s core return on equity (ROE) of 7.72% in 2007 was the lowest annual core ROE in Bancorp RI’s history (1997 to 2007);

•	Bancorp RI’s core ROE for the last 8 years remains in a downtrend:
°	2000: 11.58%
°	2001: 11.25%
°	2002: 12.35%
°	2003: 9.43%
°	2004: 10.99%
°	2005: 9.85%
°	2006: 7.78%
°	2007: 7.72%

•	Bancorp RI’s efficiency ratio was 73.4% in 2007, the second worst annual efficiency ratio in Bancorp RI’s history (1997 to 2007). Bancorp RI’s efficiency ratio also remains unfavorably elevated relative to its peers and industry standards.

PL Capital principal Richard Lashley observed, “I have been auditing and analyzing bank operations and financial statements for 25 years, and I believe that Bancorp RI has reached the point at which it is unable to substantially grow its business and profitability without changes in the existing management team, operating structure, capital structure and/or business model. In part, this is why we intend to run for the board seat currently occupied by Ms. Merrill Sherman, the CEO of Bancorp RI, as well as two other board seats. After 10 years of deteriorating core ROE’s and efficiency ratios, we believe that it is time to challenge the status quo, particularly if the board remains committed to its strategy of not pursuing strategic alternatives to maximize the value of Bancorp RI.”

Important Information

PL Capital Group intends to file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the nomination of Daniel J. Mullane, Richard J. Lashley and John W. Palmer (the “PL Capital Nominees”) to serve as directors of Bancorp Rhode Island, Inc. The definitive proxy statement will be sent to stockholders of Bancorp Rhode Island seeking their support of the PL Capital Nominees at Bancorp Rhode Island’s 2008 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and proxy card when they become available, because they will contain important information about PL Capital Group, the PL Capital Nominees, Bancorp Rhode Island and related matters. Stockholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by PL Capital Group with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement (when available) and other related SEC documents filed by PL Capital Group with the SEC may also be obtained free of charge from PL Capital Group.

PL Capital Group consists of the following persons who will be participants in the solicitation from Bancorp Rhode Island, Inc.‘s stockholders of proxies in favor of the PL Capital Nominees: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; John W. Palmer and Daniel J. Mullane. Such participants may have interests in the solicitation, including as a result of holding shares of Bancorp Rhode Island common stock. Information regarding the participants and their interests will be contained in the definitive proxy statement to be filed by PL Capital Group with the SEC in connection with Bancorp Rhode Island’s 2008 Annual Meeting of Stockholders.

Contact:	Richard Lashley 973-360-1666 bankfund@aol.com